EXHIBIT 99.1

              PLAYERS INTERNATIONAL BOARD REJECTS HOLLYWOOD PARK'S UNSOLICITED OFFER; COMPANY DECIDES TO EXPLORE ALTERNATIVES

     ATLANTIC CITY, N.J.--(BUSINESS WIRE)--November 12, 1998--Players International, Inc. (Nasdaq:PLAY) today announced that its board of directors has voted unanimously to reject a previously disclosed unsolicited acquisition proposal from Hollywood Park, Inc. (NYSE:HPK).

     The decision of the Players board was based in part on the opinion of its financial advisor, Donaldson, Lufkin & Jenrette, that the $6 per share price proposed by Hollywood Park is inadequate. The board also noted that the Hollywood Park proposal was conditioned on the Company agreeing to an exclusivity period lasting through year-end, during which the Company would not be free to solicit interest or negotiate with any other parties; that Hollywood Park was unwilling to sign the customary confidentiality agreement; and that Hollywood Park had not provided any evidence that it has obtained the financing necessary to pursue its proposal.

     The board of directors has instructed Donaldson, Lufkin & Jenrette to explore other strategic alternatives designed to maximize shareholder value, including the possibility of a business combination on terms that are in the shareholders' best interests. There can be no assurance that any such transaction will take place.

     Players International, Inc., is a multi-jurisdictional casino and entertainment gaming company. The Company owns and operates riverboat casino facilities on the Ohio River in Metropolis, Ill., in Lake Charles, La., and in Maryland Heights, Mo., a suburb of St. Louis.

     This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to the following risks and uncertainties which could cause actual events to differ from anticipated events: changes in patronage levels; changes in gaming activity or wagering per passenger; and adverse regulatory or competitive developments. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission.